Exhibit 10.1
STOCK PURCHASE AGREEMENT
BY AND BETWEEN
FEDERAL SIGNAL CORPORATION
AND
ALAN K. SEFTON
August 6, 2007

TABLE OF CONTENTS

Article 1. PURCHASE AND SALE OF SHARES	1
1.1 Transfer of Shares	1
Article 2. CONSIDERATION	1
2.1 Purchase Price	1
2.2 Other Payments	1
2.3 Determination of Adjustment Amount	1
2.4 Escrow	5
Article 3. CLOSING; OBLIGATIONS OF THE PARTIES	5
3.1 Closing Date	5
3.2 Obligations of the Parties at the Closing	5
Article 4. REPRESENTATIONS AND WARRANTIES OF SELLER	6
4.1 Corporate Status	6
4.2 Authority	6
4.3 No Conflict	6
4.4 Capitalization; Subsidiaries	6
4.5 Financial Statements	7
4.6 Real Property	8
4.7 Assets	9
4.8 Material Contracts	9
4.9 Intellectual Property	11
4.10 Litigation, Claims and Proceedings	12
4.11 Environmental and Safety and Health Matters	13
4.12 Compliance with Law.	14
4.13 Employee Matters and Benefit Plans	14
4.14 Taxes	16
4.15 Absence of Undisclosed Liabilities	17
4.16 Absence of Certain Changes	17
4.17 Labor Matters	18
4.18 Finder’s Fee	19
4.19 Insurance	19
4.20 Related Party Transactions	19
4.21 Disclosure	19
Article 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER	19
5.1 Corporate Status	19
5.2 Authority	20
5.3 No Conflict	20
5.4 Compliance with Law	20
5.5 Consents	20
5.6 Sufficient Funds	21
5.7 Finder’s Fee	21
5.8 No Reliance	21
5.9 Investment Intent	21
5.10 Litigation, Claims and Proceedings	21

i

Article 6. COVENANTS	22
6.1 Publicity	22
6.2 Further Action	22
6.3 Expenses	22
6.4 Notification of Certain Matters	22
6.5 Non-Competition	22
6.6 Nonsolicitation	23
6.7 Seller Guarantees	23
6.8 Certain Taxes	23
6.9 Confidentiality	24
6.10 Release	24
6.11 Litigation Support	24
Article 7. CLOSING CONDITIONS	25
7.1 Conditions to Obligations of Seller and Purchaser to Consummate the Transaction	25
7.2 Additional Conditions to Obligations of Purchaser	25
7.3 Additional Conditions to Obligations of Seller	26
Article 8. INDEMNIFICATION	27
8.1 Survival of Representations, Warranties and Covenants	27
8.2 Indemnification Provisions for Benefit of Purchaser	27
8.3 Indemnification Provisions for Benefit of Seller	27
8.4 Indemnification Procedures	28
8.5 Determination of Losses	32
8.6 Limitations in Joint Issues Agreement to Apply	32
8.7 Conversion and Aggregation of Indemnification Claims	32
8.8 Exclusive Remedy	32
Article 9. MISCELLANEOUS	32
9.1 Notices	32
9.2 Certain Definitions; Interpretation	33
9.3 Severability	39
9.4 Entire Agreement; No Third-Party Beneficiaries	39
9.5 Amendment; Waiver	39
9.6 Binding Effect; Assignment	40
9.7 Disclosure Schedule	40
9.8 Governing Law; Jurisdiction	40
9.9 Construction	40
9.10 Counterparts	40
9.11 Enforcement	40
Exhibits
Exhibit A — Supplemental Stock Purchase Agreement
Exhibit B — Escrow Agreement
Exhibit C — Joint Issues Agreement
Exhibit D — First Amendment to Office Lease
Exhibit E — Sefton Employment Letter

Index of Defined Terms

Term	Section
2006 Financial Statements	4.5(a)
Action	9.2(a)
Adjustment Amount	9.2(a)
Affiliate	9.2(a)
Affiliated Group	9.2(a)
Agreement	Preamble
Applicable Rate	9.2(a)
Assets	4.7
Base NAV	9.2(a)
Business Day	9.2(a)
Cash Closing Payment	2.1
Claim Notice	8.4(a)
Claims	9.2(a)
Class B Common Stock	4.4(a)
Closing	3.1
Closing Accounts	9.2(a)
Closing Date	3.1
Code	9.2(a)
Common Stock	4.4(a)
Company	Recitals
Company IP Rights	4.9(a)
Company IP Rights Agreements	4.9(d)
Confidential Information	6.13
Confidentiality Agreement	9.2(a)
control	9.2(a)
Direct Claim	8.4(a)
Disclosure Schedule	9.7
Draft Closing Accounts	2.3(c)
Effective Time	3.1
Encumbrances	4.3
Environmental Law	4.11(a)
ERISA	9.2(a)
ERISA Affiliate	4.13(f)
Escrow Agent	9.2(a)
Escrow Agreement	9.2(a)
Escrow Amount	9.2(a)
GAAP	9.2(a)
GBP	9.2(a)
Governmental Authority	9.2(a)
Governmental Order	9.2(a)

Term	Section
Hazardous Substance	4.11(a)
Indebtedness for Borrowed Money	9.2(a)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accountants	2.3(f)
Intellectual Property	9.2(a)
Interim Financial Statements	4.5(b)
IP Claim	9.2(a)
Joint Issues Agreement	9.2(a)
knowledge	9.2(a)
Law	9.2(a)
Losses	8.2
Material Contracts	4.8(a)
Most Recent Balance Sheet	9.2(a)
Net Asset Value	9.2(a)
Office Lease Amendment	9.2(a)
Opinion	9.2(a)
Option Holders	7.2(l)
Permit	9.2(a)
Permitted Encumbrances	4.6(b)
Person	9.2(a)
Plans	4.13(a)
Potential Claim	8.4(e)(ii)
Proceedings	8.4(c)(iv)
Prohibited Area	9.2(a)
Purchase Price	2.1
Purchaser	Preamble
Purchaser Ancillary Agreements	9.2(a)
Purchaser Indemnified Parties	8.2
Purchaser Material Adverse Effect	9.2(a)
Real Property	4.6(a)
Real Property Leases	4.6(a)
Restricted Products	9.2(a)
Restricted Services	9.2(a)
Review Period	2.3(e)
Securities Act	9.2(a)
Sefton Employment Letter	9.2(a)
Seller	Preamble
Seller Ancillary Agreements	9.2(a)
Seller Material Adverse Effect	9.2(a)
Shares	Recitals
Subsidiary	9.2(a)
Supplemental Stock Purchase Agreement	7.2(l)
Taxes	9.2(a)
Taxing Authority	9.2(a)
Tax Return	9.2(a)

Term	Section
Third Party Claim	8.4(a)
Third Party IP Claim	9.2(a)
Third Party IP Recovery Right	9.2(a)
Third Party Recovery Right	9.2(a)
UK SPA	7.1(b)

v

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made this 6th day of August, 2007, by and between Federal Signal Corporation, a Delaware corporation (“Purchaser”), and Alan K. Sefton (“Seller”).
     WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of the capital stock of PIPS Technology Inc., a Tennessee corporation (the “Company”); and
     WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Shares upon and subject to the terms and conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:
ARTICLE 1.
PURCHASE AND SALE OF SHARES
          1.1 Transfer of Shares. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Shares free and clear of all Encumbrances.
ARTICLE 2.
CONSIDERATION
          2.1 Purchase Price. The aggregate consideration to be paid by Purchaser to Seller in connection with the sale of the Shares shall be £6,000,000 (the “Cash Closing Payment”) plus amounts set forth in Section 2.2 (collectively, the “Purchase Price”).
          2.2 Other Payments.
     (a) Seller shall have the right to receive additional consideration for the Shares based on the aggregate earnings before interest and tax of the Company and PIPS Technology Limited to the extent provided in the Joint Issues Agreement.
     (b) After the Adjustment Amount is determined and finalized pursuant to Section 2.3, Purchaser or Seller, as the case may be, shall have the right to receive the Adjustment Amount.
          2.3 Determination of Adjustment Amount.
     (a) If the Net Asset Value is:
     (i) a positive sum which is greater than the Base NAV, Purchaser shall pay to Seller in accordance with Section 2.3(b) a sum equal to the difference;

     (ii) a positive sum which is less than the Base NAV, Seller shall pay to Purchaser in accordance with Section 2.3(b) a sum equal to the difference;
     (iii) a negative sum, Seller shall pay to Purchaser in accordance with Section 2.3(b) a sum equal to the aggregate of the Base NAV and the amount by which the Net Asset Value is less than zero; or
     (iv) equal to the Base NAV, no payment shall be made under this Section 2.3(a);
PROVIDED ALWAYS that there shall be taken fully into account the payment under Section 2.3 of the Adjustment Amount by Purchaser to Seller on account of the amount (if any) due to Seller pursuant to this Section 2.3(a), to the effect that in circumstances where such payment on account is greater than the amount actually due to Seller under this Section 2.3(a), Seller shall immediately on demand repay the difference to Purchaser together with interest thereon calculated in accordance with Section 2.3(b) and in respect of the period from the Closing Date up to and including the date of payment.
     (b) Every cash sum payable under Section 2.3(a) shall be paid within five (5) Business Days after the date of determination of the Net Asset Value, together with interest on it at the rate of two percent (2%) above the base lending rate of Barclays Bank plc for the time being in force which shall accrue from day to day and shall be calculated on the basis of a year of 365 days from the Closing Date up to and including the date of payment, by electronic funds transfer to an account specified by Purchaser or Seller, as applicable.
     (c) The parties shall procure that as soon as practicable following the Closing Date, and in any event not later than 30 Business Days after Closing, a draft of the Closing Accounts (the “Draft Closing Accounts”), is prepared by the Company or (at the option of the Company) by the Company’s auditors in accordance with Section 2.3(d) and delivered simultaneously to Purchaser and Seller.
     (d) The Draft Closing Accounts and the Closing Accounts shall be prepared in accordance with GAAP (except for the valuation and expensing of stock options) applied consistently with the Interim Financial Statements.
     (e) As soon as practicable after delivery of the Draft Closing Accounts in accordance with Section 2.3(d), and in any event within 30 Business Days after their delivery (or such longer period as may be agreed in writing between Purchaser and Seller (the “Review Period”), Seller and Purchaser shall review the Draft Closing Accounts and endeavor to agree by negotiation what adjustments (if any) need to be made to them in order for them to comply with Section 2.3(d). If Seller or Purchaser disputes the preparation of the Draft Closing Accounts and the computation of the Net Asset Value he or it shall within the Review Period promptly give written notice to the other of the facts and matters in dispute together with details of the grounds on which such matter is disputed. If Seller and Purchaser agree that no adjustments need to be made to the Draft Closing Accounts or Seller and Purchaser agree on the adjustments to be made to the draft Closing Accounts in order for them to comply with Section 2.3(d), they shall jointly incorporate into, and reflect any such adjustments in, the Draft Closing Accounts, confirm in writing that they have carried out such work as they consider necessary and that in their opinion the Closing Accounts have been prepared in accordance with the provisions of Section 2.3(d) and comply with those provisions, and confirm in writing the amount of the Net Asset Value on the basis of those Closing Accounts; and the Closing Accounts and the amount of Net Asset Value as so confirmed in writing shall be the Closing Accounts and the Net Asset Value respectively for the purpose of calculating the sum (if any) due under Section 2.3(a), shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground, and the date of that written confirmation shall for all purposes of this Agreement be the date of determination of the Net Asset Value.
     (f) If Seller and Purchaser have not resolved any matter(s) in dispute and have not provided the written confirmations referred to in Section 2.3(e) within the Review Period, then the relevant matter(s) shall be in dispute between Seller and Purchaser and shall immediately be referred to a firm of independent public accountants of national standing to which the parties mutually agree (the “Independent Accountants”) for determination on the following basis:
     (i) the Independent Accountants shall be instructed to notify Seller and Purchaser of their determination of any such matter within 30 Business Days (or such longer period as may be agreed in writing between Purchaser and Seller) of that referral;
     (ii) Seller and Purchaser may make written submissions to the Independent Accountants, but subject to those rights, the Independent Accountants shall have the power to determine the procedure to be followed in relation to their determination;
     (iii) in making any such submissions Seller and Purchaser shall state their respective best estimates of any monetary amounts referred for determination;
     (iv) in making their determination, the Independent Accountants shall act as experts and not as arbitrators, and their decisions as to any matter referred to them for determination shall, in the absence of manifest error, be final and binding on the parties and shall not be subject to question on any ground; and
     (v) the fees and expenses of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct (or in the absence of any such direction, as to half by Seller and as to half by Purchaser).
     (g) Following any determination between Seller and Purchaser in accordance with Section 2.3(f), the parties shall jointly incorporate into and reflect in the Draft Closing Accounts the matters determined by the Independent Accountants and provide written confirmation of those adjusted accounts in the terms set out in Section 2.3(e); and the Closing Accounts and the amount of the Net Asset Value so confirmed in writing shall be the Closing Accounts and the Net Asset Value, respectively, for the purposes of calculating the sum (if any) due under Section 2.3(a), shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground, and the date of that written confirmation shall for all purposes of this Agreement be the date of determination of the Net Asset Value.
     (h) Until the Net Asset Value shall have been agreed or determined, Seller and Purchaser shall respectively give or procure that Seller or Purchaser and the Independent Accountants (as the case may require) are given access at all reasonable times on prior appointment during normal working hours on Business Days to all relevant books and records which are in the possession or under the control of Seller, the Company or Purchaser (as the case may be); and generally provide Seller or Purchaser and the Independent Accountants (as the case may require) with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times on prior appointment during normal working hours on Business Days from personnel employed by Seller, the Company or Purchaser, as the case may be), in relation to their review, agreement or determination of the Closing Accounts and the determination of the Net Asset Value.
     (i) The fees and expenses of the Company’s auditors in respect of the preparation of the Closing Accounts as provided in Section 2.3(c) (if applicable) shall be borne equally by Purchaser and Seller who shall indemnify each other accordingly, and the cost to be borne by Seller may be satisfied by being a liability in the Closing Accounts.
     (j) Purchaser and Seller shall execute any documents (including any terms of engagement or limitations on liability), provide any information and take any steps which, in each case, may reasonably be required by the Company’s auditors or, as the case may be, the Independent Accountants in order to enable them to complete the work required of them by this Section 2.3.
     (k) Nothing in this Agreement shall prevent Purchaser or Seller from obtaining, at its or his own expense, professional advice in relation to any matter arising in connection with the agreement or determination of the Closing Accounts and the Net Asset Value.

     (l) The preparation of the Closing Accounts and the agreement and/or determination of the Net Asset Value shall be without prejudice to any claim which Purchaser might have against Seller under or in respect of this Agreement, but Seller shall not be liable more than once in respect of the same loss.
          2.4 Escrow. The Escrow Amount (together with any earnings thereon) will be held by the Escrow Agent and shall be applied as set out in the Escrow Agreement. Notwithstanding any provision herein or in the Joint Issues Agreement to the contrary, in no event shall amounts on deposit pursuant to the Escrow Agreement limit Seller’s liability hereunder or thereunder, and Seller shall remain liable for any amounts owed to Purchaser under this Agreement or the Joint Issues Agreement that are not satisfied out of the amounts on deposit pursuant to the Escrow Agreement.
ARTICLE 3.
CLOSING; OBLIGATIONS OF THE PARTIES
          3.1 Closing Date. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Seller’s counsel at 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238 on the date hereof (the “Closing Date”). The transfer shall be deemed to have become effective at 12:01 a.m., Eastern time on the Closing Date (the “Effective Time”) or at such other time and place as the parties may agree.
          3.2 Obligations of the Parties at the Closing.
     (a) At the Closing, Purchaser shall deliver to Seller:
     (i) by wire transfer of immediately available funds into an account or accounts designated in advance by Seller, an amount equal to the Cash Closing Payment less the Escrow Amount; and
     (ii) the various certificates, instruments, and documents to be delivered by Purchaser to Seller pursuant to Article 7.
     (b) At the Closing, Purchaser shall deliver to Escrow Agent, by wire transfer of immediately available funds into an account or accounts designated in advance by the Escrow Agent, the Escrow Amount.
     (c) At the Closing, Seller will deliver to Purchaser:
     (i) stock certificates for the Shares, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers; and
     (ii) the various certificates, instruments, and documents to be delivered by Seller to Purchaser pursuant to Article 7.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows:
          4.1 Corporate Status. The Company is duly organized, validly existing and in good standing under the laws of the State of Tennessee and (a) has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized. Seller has made available to Purchaser a copy of the charter and bylaws of the Company.
          4.2 Authority. Seller has the right, capacity, power and authority to enter into this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement (assuming due authorization, execution and delivery by Purchaser) and each of the Seller Ancillary Agreements (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of Seller enforceable against him in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.
          4.3 No Conflict. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Seller Ancillary Agreements by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the charter or bylaws of the Company, (b) materially conflict with or violate any Law applicable to the Company or any of its assets, properties or businesses, or (c) materially conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Material Contract, any Real Property Lease, or, to Seller’s knowledge, any Immaterial Contract, or (d) result in the creation of any mortgage, pledge, hypothecation, claim, security interest, encumbrance, interest, option, lien or other restriction (collectively, “Encumbrances”) on, any of the Shares or on any of the assets or properties of the Company.
          4.4 Capitalization; Subsidiaries.
     (a) The authorized capital stock of the Company consists of 8,265,000 shares of common stock, no par value per share (the “Common Stock”), and 1,735,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”), of which 5,000,000 shares of Common Stock are issued and outstanding and 975,000 shares of Class B Common Stock are issued and outstanding. All of the Shares are validly issued, fully paid and nonassessable and held of record and owned by Seller free and clear of all Encumbrances. The Shares constitute all of the issued and outstanding capital stock of the Company.
     (b) Except as set forth in Section 4.4(b) of the Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (iii) no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.
     (c) The Company does not own any equity interest or any right to acquire the same in any other Person.
4.5 Financial Statements.
     (a) Attached hereto as Section 4.5(a) of the Disclosure Schedule are true and complete copies of the compiled financial statements on the income tax basis of accounting of the Company for the two-year period ended December 31, 2006 (collectively, the “2006 Financial Statements”). The 2006 Financial Statements (i) have been prepared based on the books and records of the Company in accordance with income tax basis accounting rules and the Company’s normal accounting practices, consistent with past practice (except as may be indicated therein or in the notes or schedules thereto), and (ii) present fairly, in all material respects, the financial condition and results of operations of the Company as of the date indicated or for the periods indicated on the basis of accounting as described.
     (b) Attached hereto as Section 4.5(b) of the Disclosure Schedule are the following financial statements (collectively, the “Interim Financial Statements”): an unaudited consolidated balance sheet and statements of income and cash flow as and for the five-month period ended May 31, 2007 for the Company. The Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby (except for the valuation and expensing of stock options and the omission of footnotes and changes in shareholders equity), and present fairly, in all material respects, the financial condition of the Company as of such date and the results of operations of the Company for such period.
     (c) All notes and accounts receivable of the Company are reflected properly on its books and records, are valuable receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Closing Accounts.
4.6 Real Property.
     (a) The Company does not own fee simple title to any real property. Section 4.6(a) of the Disclosure Schedule sets forth a true and complete list of the locations of all of the real property leased by the Company (including all leased improvements thereon, the “Real Property”) as well as a listing of each Real Property lease (collectively, the “Real Property Leases”) to which the Company is a party.
     (b) Except for (i) the Encumbrances set forth in Section 4.6(b) and Section 4.7 of the Disclosure Schedule, (ii) statutory liens of landlords, (iii) zoning restrictions, (iv) easements, licenses and other restrictions of a similar nature affecting the use of real property, (v) liens appropriately reserved against in the Interim Financial Statements, and (vi) liens for Taxes not yet due and payable or which are being contested in good faith (collectively, the “Permitted Encumbrances”), the Company has a valid leasehold interest in the Real Property and none of the Real Property is subject to any Encumbrances. None of the Permitted Encumbrances materially and adversely affects the use of the Real Property as currently used in connection with the Company’s business. To Seller’s knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any other Person the right to use or occupy the Real Property, and the Company is in quiet possession of the Real Property.
     (c) Each Real Property Lease is valid and binding on the Company and, to the knowledge of Seller, each respective counterparty thereto, and each Real Property Lease is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.
     (d) The transactions contemplated by this Agreement will not require the consent of any other party to a Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be valid and binding on identical terms following the Closing.
     (e) Neither the Company nor, to Seller’s knowledge, any other party to a Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such breach or default, or permit the termination or modification of such Real Property Lease or the acceleration of rent under such Real Property Lease.

     (f) No security deposit or portion thereof has been applied in respect of a breach or default under a Real Property Lease which has not been redeposited in full.
     (g) To Seller’s knowledge, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property
     (h) Each parcel of Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property.
     (i) To Seller’s knowledge, all water, oil, gas, electric, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business as currently conducted thereon.
          4.7 Assets. Except as disclosed in Section 4.7 of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Company’s Intellectual Property, reflected in the Most Recent Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business as presently conducted), but excluding the Real Property, used by the Company in the conduct of its business (all such properties and assets being the “Assets”). The Company has good and valid title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Encumbrances, except (a) as disclosed in Section 4.7 of the Disclosure Schedule, or (b) for Permitted Encumbrances. The tangible Assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).
          4.8 Material Contracts.
     (a) Section 4.8(a) of the Disclosure Schedule sets forth a true and complete list of all of the Company’s Material Contracts. As used herein, “Material Contracts” means all of the following:
     (i) each agreement or arrangement of the Company that requires the payment or incurrence of liabilities by the Company subsequent to the date of this Agreement of more than Twenty-Five Thousand Dollars ($25,000) during any one year;
     (ii) each agreement or arrangement of the Company that requires the rendering of services or delivery of products by the Company, subsequent to the date of this Agreement of more than Twenty-Five Thousand Dollars ($25,000);

     (iii) each agreement (or group of related agreements) under which the Company has created, incurred, assumed, guaranteed or provided security for, any Indebtedness for Borrowed Money;
     (iv) each partnership, joint venture or other similar agreement to which the Company is a party or by which it is otherwise bound;
     (v) each agreement, arrangement, contract or commitment of the Company restricting or otherwise affecting the ability of the Company to compete in any jurisdiction or to hire any or engage any Person as an employee or consultant, and each agreement, arrangement, contract or commitment concerning confidentiality;
     (vi) each agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing base salary in excess of Fifty Thousand Dollars ($50,000) or providing material severance benefits;
     (vii) each agreement for the sale of a material Asset (or material amount of Assets) that has not yet been consummated and was not entered into in connection with the sale of products in the ordinary course of business as presently conducted;
     (viii) each agreement for the lease of real or personal property by the Company that requires the payment by the Company of more than Twenty-Five Thousand Dollars ($25,000) during any one year;
     (ix) except for travel and other Company advances made in accordance with the Company’s standard policies, each agreement under which the Company has advanced or loaned any amount of money to any of its directors, officers and employees;
     (x) each agreement under which the consequences of a default or termination could result in a Seller Material Adverse Effect;
     (xi) each agreement with respect to the licensing of patents, trademarks, copyrights or other Intellectual Property owned or used by the Company that was not granted as part of a sale of products or services to a customer in the ordinary course of business as presently conducted;
     (xii) any agreement, contract or arrangement between Seller or any of his Affiliates and the Company or any of its Affiliates, or any agreement, contract or arrangement between the Company or Seller (or any of their Affiliates) and any Option Holder or any of his or her Affiliates;
     (xiii) any profit sharing, stock, option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of the Company’s current or former directors, officers and employees;
     (xiv) any collective bargaining agreement; and
     (xv) each other existing agreement, not otherwise covered by clauses (i) through (xiv), that requires payments by or to the Company in excess of Twenty-Five Thousand Dollars ($25,000) subsequent to the date of this Agreement during any one year.
Any contract, agreement or arrangement to which the Company is a party but which is not included in the definition of “Material Contracts” is referred to herein as an “Immaterial Contract.”
     (b) Except as disclosed in Section 4.8(b) of the Disclosure Schedule:
     (i) neither the Company, nor, to the knowledge of Seller, any other party to any Material Contract, is in breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder. Neither the Company, nor, to the knowledge of Seller, any other party to any Immaterial Contract, is in breach thereof or default thereunder, or has given notice of breach or default to any party thereunder, except where such breach or default would not reasonably be expected to have a Seller Material Adverse Effect; and
     (ii) each Material Contract is valid and binding on the Company and, to the knowledge of Seller, each respective counterparty thereto, and each Material Contract is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.
     (c) Except as disclosed in Section 4.8(c) of the Disclosure Schedule, the Company has no Indebtedness for Borrowed Money.
4.9 Intellectual Property.
     (a) The Company owns, or has the right to use, sell or license all material Intellectual Property utilized in its business as presently conducted (such Intellectual Property and the rights thereto are collectively referred to herein as the “Company IP Rights”). Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will continue to be owned or available for use by the Company immediately after the Closing. The Company has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.
     (b) Except as disclosed in Section 4.9(b) of the Disclosure Schedule, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third parties. Except as disclosed in Section 4.9(b) of the Disclosure Schedule, the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).
     (c) Section 4.9(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company and identifies each pending patent application or application for registration which the Company has made. Section 4.9(c) of the Disclosure Schedule also identifies each domain name, material trade name or unregistered trademark used by the Company in connection with its business. With respect to each item required to be listed in Section 4.9(c) of the Disclosure Schedule, (i) the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrances, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, and (iii) no action, suit, proceeding, hearing, investigation, charge, compliant, claim, or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.
     (d) Section 4.9(d) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to a written license, sublicense or agreement (the “Company IP Rights Agreements”). With respect to each Company IP Rights Agreement required to be identified in Section 4.9(d) of the Disclosure Schedule, (i) to Seller’s knowledge, the Company IP Rights Agreement is legal, binding and in full force and effect, (ii) neither the Company nor, to the knowledge of Seller, any other party to a Company IP Rights Agreement is in material breach or default of such Company IP Rights Agreement, and, to the knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder, and (iii) no party to the Company IP Rights Agreement has repudiated any material provision thereof.
     (e) The Company has used commercially reasonable efforts to maintain its material trade secrets in confidence, including using commercially reasonable efforts to enter into licenses and contracts which require employees, licensees, contractors and all other third persons with access to such trade secrets to keep such trade secrets confidential.
          4.10 Litigation, Claims and Proceedings. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no actions that have been brought by or against any Governmental Authority or any other Person pending or, to the knowledge of Seller, threatened, against or by the Company, any Assets or any Real Property. To Seller’s knowledge, there are no existing Governmental Orders naming the Company as an affected party. The services and products provided by the Company to its customers prior to the Closing Date have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) for damages in connection therewith. Seller makes no representation in this Section 4.10 as to any matter the subject matter of which is specifically covered by Sections 4.9, 4.11, 4.13 or 4.14 of this Agreement.
          4.11 Environmental and Safety and Health Matters. Except as disclosed in Section 4.11 of the Disclosure Schedule:
     (a) The Company has obtained all material Permits that are required under any Environmental Law for the operation of its business as currently being conducted. All such Permits are listed in Section 4.11 of the Disclosure Schedule. All such Permits are valid and in full force and effect and will not be affected or deemed invalid or terminated as a result of the transactions contemplated by this Agreement. “Environmental Law” means any applicable law in effect on the date hereof relating to (i) the protection, investigation or restoration of the environment or natural resources or health and human safety, or (ii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any material defined as hazardous or toxic in any statute or regulation pertaining to the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the United States Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Clean Air Act. “Hazardous Substance” means any substance that is (i) listed, classified, designated or regulated pursuant to any Environmental Law, (ii) PCBs, asbestos, any petroleum product or by-product, and (iii) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.
     (b) The Company is in material compliance with all Permits required under all Environmental Laws that are used in the operation of its business as currently being conducted. To the knowledge of Seller, no circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable (except failure in the future to pay any permit fee not yet due and payable). No such Permit will be revoked or otherwise adversely affected as a result of the transactions contemplated by this Agreement.
     (c) The Company and the Real Property are in material compliance with all applicable Environmental Laws. No underground storage tanks and no amount of Hazardous Substance are on or under any property, including the Real Property and the ground water and surface water thereof, that the Company currently owns, operates, occupies or leases (except for Hazardous Substances used in the normal operation of the Company’s business and in material compliance with Environmental Law) or has at any time owned, operated, occupied or leased. No action, suit, proceeding, revocation proceeding, amendment procedures, writ, injunction or Claim has been brought or asserted, or to the knowledge of Seller, threatened, against the Company concerning any Permit or environmental matters, including but not limited to any alleged liability

(including strict liability) of the Company for injury, damages, cleanup costs, injunctive or other relief associated with or arising out of Hazardous Substances or violations of Environmental Law. To the knowledge of Seller, no fact or circumstance exists which would reasonably be expected to involve the Company in any environmental litigation, or impose upon the Company or Purchaser any material environmental liability.
     (d) The Company has not generated, transported, stored, used, manufactured, disposed of, or released or exposed its employees or others to Hazardous Substances in violation of any applicable law. The Company has not had a material disposal or release of any Hazardous Substances on, under, in, from or about the Real Property.
     (e) The Company has not disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or, to the knowledge of Seller, may subject the Company to material liability under any Environmental Law.
          4.12 Compliance with Law. The Company has conducted and currently is conducting its business in material compliance with all Laws and Governmental Orders applicable to the Company or any of the Assets, the Real Property or the Company’s business. Except as disclosed in Section 4.12 of the Disclosure Schedule, the Company has not received any outstanding or uncured written notice alleging any material default or violation of any Law or Governmental Order. Seller makes no representation in this Section 4.12 as to any matter the subject matter of which is specifically covered by Section 4.9, 4.11, 4.13 or 4.14 of this Agreement.
          4.13 Employee Matters and Benefit Plans.
     (a) Section 4.13 of the Disclosure Schedule identifies each written and unwritten employment, bonus, incentive, deferred compensation, pension, stock or other security option, stock or other security appreciation right, security purchase, profit-sharing or retirement plan, severance or golden parachute arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Company or any Subsidiary which affects or covers any current or former employee of the Company or any Subsidiary, including all “employee benefit plans” as defined by Section 3(3) of ERISA (collectively, the “Plans”).
     (b) For each Plan, correct and complete copies of (i) the plan documents and summary plan descriptions, (ii) the three most recent Form 5500 annual reports as filed with the Internal Revenue Service, (iii) all related trust agreements, insurance contracts and funding agreements which implement each such Plan, (iv) the most recent actuarial report relating to any Plan subject to Title IV of ERISA, (v) the most recent Internal Revenue Service determination or opinion letter issued with respect to such Plan (to the extent such plan is subject to Code Section 401(a)), and (vi) all contracts or service agreements with the benefit plan provider or administrator (if applicable), have been made available to Purchaser.
     (c) Neither the Company nor any Subsidiary has a commitment, whether formal or informal, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan, except as described in Section 4.13 of the Disclosure Schedule.
     (d) Except as disclosed in Section 4.13 of the Disclosure Schedule, (i) neither the Company or any Subsidiary, nor any Plan or any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code; (ii) no fiduciary has any liability for a material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Plan; (iii) there is no material litigation, action, Claim (other than routine claims for benefits), governmental proceeding or investigation pending or, to the knowledge of Seller, threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans, nor are there any current or threatened Encumbrances on the assets of any such Plans. All material filings, reports and descriptions as to the Plans (including Form 5500 annual reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other Governmental Authorities have been made in a timely manner. The Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA, the Code, and other applicable law, including, but not limited to COBRA and HIPAA and any nonqualified deferred compensation plans have been administered in good faith compliance with guidance issued under Code Section 409A. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service covering the provisions of the Tax Reform Act of 1986 and GUST stating that such Plan is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Plan.
     (e) Except as disclosed in Section 4.13(e) of the Disclosure Schedule, none of the Plans which are “employee welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. No tax under Section 4980B or Section 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (f) Neither the Company or any Subsidiary, nor any entity required to be aggregated with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has ever sponsored, participated in, or contributed to either a plan subject to Title IV of ERISA, or a multiemployer plan as defined in Section 4001(a)(3) of ERISA, or a “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever withdrawn from such a multiemployer plan nor incurred any liability as a result of any partial or complete withdrawal by any employer from a multiemployer plan as described under Sections 4201, 4203, or 4205 of ERISA. No Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.
     (g) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Plan that is an “employee pension benefit plan,” as defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Plan or accrued in accordance with the past custom and practice of the Company or its Subsidiaries. All premiums or other payments for all periods ending or before the Closing Date have been paid with respect to each Plan that is an employee welfare benefit plan as defined in ERISA Section 3(1).
4.14 Taxes
     (a) The Company has filed all Tax Returns that it was required to file. Each such Tax Return is true, complete and correct and has been prepared in compliance with applicable Law. The Company has paid, or will pay, all Taxes, including any interest and penalties, for all periods prior to the Closing Date. True and correct copies of all federal, state and local income Tax Returns filed by the Company for all periods since January 1, 2004, have been heretofore made available to Purchaser. All Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company in accordance with income tax basis accounting rules (prior to January 1, 2007) or GAAP (on and after January 1, 2007). There are no existing penalty, interest or deficiency assessments or pending audits relating to Taxes with respect to the Company, except as set forth in Section 4.14(a) of the Disclosure Schedule.
     (b) The Company is not a party to any Tax allocation or sharing agreement.
     (c) There are no liens for Taxes upon the Assets or properties of the Company (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.
     (d) The Company is not a “foreign person” for purposes of Section 1445 of the Code.

     (e) The Company (i) has not been a member of an Affiliated Group and (ii) does not have any liability for the Taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
     (f) The Company has withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, member or other third party.
          4.15 Absence of Undisclosed Liabilities. Except as set forth in Section 4.15 of the Disclosure Schedule, and except for liabilities or obligations which are accrued or reserved against in the Most Recent Balance Sheet (and except for the expensing of stock options), as of May 31, 2007, the Company did not have any liabilities or obligations which would be of a nature required by GAAP to be reflected in, reserved against or otherwise described in the Most Recent Balance Sheet (or reflected in the notes thereto). Seller makes no representation in this Section 4.15 as to any matter the subject matter of which is specifically covered by Section 4.9, 4.11, 4.13 or 4.14 of this Agreement.
          4.16 Absence of Certain Changes. Except as disclosed in the Most Recent Balance Sheet or in Section 4.16 of the Disclosure Schedule or as expressly contemplated by this Agreement, since December 31, 2006, there has not been any Seller Material Adverse Effect. Without limiting the generality of the foregoing, since that date:
     (a) the Company has not suffered any change constituting a Seller Material Adverse Effect;
     (b) the Company has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;
     (c) the Company has not entered into any material agreement, contract, lease or license outside the ordinary course of business;
     (d) the Company has not imposed (or permitted to be imposed) any Encumbrance upon any of its assets, tangible or intangible, other than Permitted Encumbrances;
     (e) the Company has not made any material capital expenditures outside the ordinary course of business;
     (f) the Company has not made any material capital investment in, or any material loan to, any other Person;
     (g) the Company has not created, incurred, assumed or guaranteed any Indebtedness for Borrowed Money (including capitalized lease obligations);

     (h) the Company has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property outside of the ordinary course of business;
     (i) there has been no change made or authorized in the charter or bylaws of the Company;
     (j) neither the Company nor Seller has issued, sold or otherwise disposed of any of the capital stock of the Company, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the capital stock of the Company, and the Company has not split, combined or reclassified its capital stock;
     (k) the Company has not declared set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
     (l) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;
     (m) except for travel and other Company advances made in accordance with the Company’s standard policies, the Company has not made any loan to, or entered into any other transaction with (other than employment compensation arrangements), any of its directors, officers and employees that has not been fully repaid and the obligation terminated prior to the Closing Date;
     (n) the Company has not entered into any employment agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (o) the Company has not granted any increase in the base compensation of any of its directors, officers or employees, except in the ordinary course of business and consistent with past practice;
     (p) the Company has not adopted, amended, modified, or terminated any Plan;
     (q) the Company has not made any other material change in employment terms for any of its directors, officers or employees;
     (r) the Company has not changed its accounting principles, practices or methods; and
     (s) the Company has not committed to do any of the foregoing.
          4.17 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract. There is no labor strike, slowdown or stoppage in progress or, to the knowledge of Seller, threatened, against or involving the Company. Since

January 1, 2000, the Company has not experienced any labor strike, slowdown or stoppage. Seller has no knowledge of any material activities or proceedings of any labor union to organize any employees of the Company. Since January 1, 2000, there has been no request for collective bargaining or for a representation election from any employee, union or the National Labor Relations Board. Section 4.17 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Plans.
          4.18 Finder’s Fee. Except for fees payable to Jefferies Broadview by Seller (and not by the Company), neither Seller nor the Company has incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.
          4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth all insurance policies of the Company, including the insurance provider(s), agent(s) or broker(s), type of insurance coverage, policy limits and deductibles and policy period(s). Seller has made available to Purchaser copies of all policies of insurance to which the Company is a party or under which it is covered. All policies to which the Company is a party or that provide it coverage are valid, outstanding and binding, taken together, provide adequate insurance coverage for the assets and operations of the Company for all risks to which the Company is normally exposed and are sufficient for compliance with all Laws applicable to the Company, except as would not reasonably be expected to have a Seller Material Adverse Effect. The Company has paid all premiums due under each policy to which it is a party or under which it is covered.
          4.20 Related Party Transactions. Except as set forth in Section 4.20 of the Disclosure Schedule, neither Seller nor any member of Seller’s immediate family (i) owns, directly or indirectly, any interest in any property used in the Company’s business, (ii) owns, directly or indirectly, an equity interest in a Person that has a material financial interest in any transaction with the Company (other than transactions conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms) or (iii) is a party to any agreement with the Company.
          4.21 Disclosure. All information contained in the Disclosure Schedule is in all material respects complete, accurate and not misleading. To Seller’s knowledge, there is no other fact, matter or circumstance which renders such information incomplete, inaccurate or otherwise misleading.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          5.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (a) has all requisite corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized.
          5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Purchaser Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the Purchaser Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each Purchaser Ancillary Agreement have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement and the Purchaser Ancillary Agreements constitute legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.
          5.3 No Conflict. Neither the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws of Purchaser, (b) conflict with or violate, in any material respect, any Law applicable to Purchaser or any of its assets, properties or business, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the assets or properties of Purchaser pursuant to, any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which its properties or assets may be bound.
          5.4 Compliance with Law. Purchaser has complied with and is not in violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder. There is no Action pending, or to the knowledge of Purchaser, threatened against Purchaser, affecting its ability to perform its obligations hereunder.
          5.5 Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by, or any other order of, filing with or notification to any Governmental Authority, is or will be necessary to make this Agreement or any of the agreements or instruments to be executed, performed and delivered by Purchaser pursuant hereto a legal, valid and binding obligation of Purchaser subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights, or to consummate the transactions contemplated hereunder.

          5.6 Sufficient Funds. Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.
          5.7 Finder’s Fee. Purchaser has not done anything to cause Seller, the Company or any of the Company’s option holders, directors, officers or other Affiliates to incur any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
          5.8 No Reliance. Purchaser acknowledges that neither Seller, the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Assets, the Real Property or its business or other matters other than as set forth in this Agreement or the Disclosure Schedule hereto. Without limiting the generality of the foregoing, neither Seller, the Company nor any other Person has made a representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets for the Company’s business, (ii) any material, documents or information relating to the Company made available to Purchaser or its counsel, accountants or advisors in Seller’s data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 4, or (iii) the information contained in Seller’s Confidential Memorandum.
          5.9 Investment Intent. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Shares. Purchaser understands that the Shares have not been registered under the Securities Act or any state’s securities laws and may not be resold unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser understands the resale limitations imposed by the Securities Act and can bear the economic risk of its investment in the Shares for an indefinite period of time. Purchaser is acquiring the Shares for its own account for investment, with no present intention of making a public distribution thereof. Purchaser will not sell or otherwise dispose of the Shares in violation of the Securities Act or any state securities laws.
          5.10 Litigation, Claims and Proceedings. There are no claims or actions that have been brought by or against any Governmental Authority or any other Person pending or, to the knowledge of Purchaser, threatened, against or by Purchaser or any of its Subsidiaries or assets, individually or in the aggregate, which would reasonably be expected to have a Purchaser Material Adverse Effect. To Purchaser’s knowledge, there are no existing Governmental Orders naming Purchaser or any of its Subsidiaries as an affected party which would reasonably be expected to have a Purchaser Material Adverse Effect. There are not any outstanding judgments against Purchaser or any of its Subsidiaries, individually or in the aggregate, that have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE 6.
COVENANTS
          6.1 Publicity. Seller and Purchaser agree that the initial press release with respect to the transactions contemplated hereby shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges, national stock markets and other similar regulatory bodies), Seller and Purchaser shall use reasonable best efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange or national stock market with respect thereto.
          6.2 Further Action. Each of Seller and Purchaser shall use his or its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby. Each of Seller and Purchaser will comply in all material respects with all applicable Laws in connection with his/its execution, delivery and performance of this Agreement and each other agreement contemplated hereby and the transactions contemplated hereby and thereby. Each of Seller and Purchaser agrees to use his/its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use his/its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and thereby.
          6.3 Expenses. All costs and expenses incurred in connection with this Agreement and each other agreement contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party hereto incurring such expenses except as expressly provided herein.
          6.4 Notification of Certain Matters. Each party shall give prompt notice to the other of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either party or any of his/its respective Affiliates from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated hereby.
          6.5 Non-Competition. For a period of five (5) years from the Closing Date, except as permitted in this Section 6.5, Seller shall not, directly or indirectly (including owning an interest in, operating, joining, controlling, advising, working for, consulting with, having a financial interest in, or participating in, any Person), engage in the business of developing, manufacturing or selling the Restricted Products or supplying the Restricted Services anywhere within the Prohibited Area. The restrictions set forth in this Section 6.5 shall not be construed to prohibit or restrict Seller’s employment by Purchaser or any Affiliate of Purchaser, or any minority equity investment by Seller in any Person in which Seller holds not more than 1% of the outstanding voting securities. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.5 shall be enforceable as so modified.
     6.6 Nonsolicitation. For a period of five (5) years from the Closing Date, Seller shall not, directly or indirectly, without the prior written consent of Purchaser:
     (i) solicit any Person who is a customer of the Company for the Restricted Products or the Restricted Services;
     (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, to deal with any competitor of the Company or in any way interfere with its relationship with the Company; or
     (iii) hire, retain or attempt to hire or retain any employee or independent contractor of the Company or in any way interfere with the relationship between the Company and any of its employees or independent contractors; provided that Seller may continue to employ Marissa Hocson to render certain accounting and tax services to the extent that her provision of such services to Seller does not interfere with the performance of her duties for the Company.
If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.6 shall be enforceable as so modified.
          6.7 Seller Guarantees. Purchaser shall, or shall cause one of its Affiliates to, be substituted for Seller as of the Closing, without recourse to Seller, with respect to all guarantees thereby of, or other financial accommodations thereby of, or security provided thereby for, obligations of the Company or reimbursement obligations of Seller to issuers of letters of credit or other third-party credit enhancements backing obligations of the Company which are listed in Section 6.7 of the Disclosure Schedule. Purchaser shall promptly and fully reimburse Seller, in immediately available funds and without offset for any amounts owing by Seller to Purchaser and without regard for any limitations on indemnification claims set forth herein or in the Joint Issues Agreement, for any obligations incurred by Seller with respect to such guarantees, financial accommodations, security, or reimbursement obligations that are not so released.
          6.8 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Purchaser will, at Seller’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
          6.9 Confidentiality. Purchaser agrees to treat all information of Seller (but not of Company) and Seller agrees to treat all information of Purchaser and the Company which is non-public, confidential or proprietary in nature (regardless of the form in which it is communicated or maintained) (the “Confidential Information”) confidentially and not use such Confidential Information to the detriment of the other party or the Company. Purchaser and Seller further agree to cause their respective Affiliates and representatives to treat such Confidential Information confidentially and not use such Confidential Information to the detriment of the other party or the Company. Each of Purchaser and Seller (and their respective Affiliates and representatives) shall not be required to maintain the confidentiality of information that (i) became generally available to the public through no fault of such party, (ii) such party can show by written documentation was available to such party on a non-confidential basis prior to the disclosure of such information to him or it, provided that the source of such information was not known by such party or any of his or its Affiliates or representatives, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, the Company or another party with respect to such material, and provided further that this clause (ii) may not be used by Seller to disclose Confidential Information relating to the Company, or (iii) such party can show by written documentation became available to him or it on a non-confidential basis from a source other than the disclosing party or the Company, provided that the source of such information was not known by such party or any of his or its Affiliates or representatives, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, the Company or another party with respect to such material. Notwithstanding the foregoing, nothing in this Section 6.9 shall prohibit the disclosure of Confidential Information whose disclosure is required by law.
          6.10 Release. Seller hereby irrevocably, unconditionally and completely releases, acquits and forever discharges the Company from any Claim, and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim against the Company, relating to any written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct, occurring or existing, at any time up to and including the Effective Time, including, without limitation, any Claim (a) to the effect that Seller is or may be entitled to any compensation, benefits, commissions or perquisites from the Company or (b) otherwise arising (directly or indirectly) out of or in any way connected with Seller’s stockholdings, employment or other relationship with the Company; provided, however, that Seller is not hereby releasing his rights, if any, (i) under this Agreement or any other agreement contemplated hereby, (ii) with respect to salary, expenses and other benefits that have been accrued by the Company in the ordinary course of business consistent with past practices, or (iii) to accrued vacation and vested benefits under the Company’s Plans.
          6.11 Litigation Support. In the event and for so long as the Company or Purchaser is actively contesting or defending against any Claim or Action in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company (except in each case for a

Claim or Action in which Seller and Purchaser are adverse parties), Seller will reasonably cooperate with Purchaser and its (or the Company’s) counsel in the contest or defense and provide such testimony as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor pursuant to this Agreement or the Joint Issues Agreement).
ARTICLE 7.
CLOSING CONDITIONS
          7.1 Conditions to Obligations of Seller and Purchaser to Consummate the Transaction. The respective obligation of each of Seller and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:
     (a) Legality. No action, suit or proceeding shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own the Shares and to control the Company, or (iv) affect materially and adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     (b) PIPS Technology Limited. Seller and Purchaser shall have entered into an agreement for the purchase and sale of all of the outstanding shares of PIPS Technology Limited (the “UK SPA”) and all conditions under such agreement shall have been satisfied or waived, other than consummation of the transactions contemplated hereby.
          7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:
     (a) Required Third Party Consents. Seller shall have procured all required third party consents, including the third party consents specified in Section 7.2(a) of the Disclosure Schedule.
     (b) Required Governmental Authority Approvals. The parties shall have received all required authorizations, consents, and approvals of Governmental Authorities.
     (c) Escrow Agreement. Purchaser shall have received the Escrow Agreement, duly executed by Seller and Escrow Agent.
     (d) Joint Issues Agreement. Purchaser shall have received the Joint Issues Agreement, duly executed by Seller.

     (e) Sefton Employment Letter. Purchaser shall have received the Sefton Employment Letter, duly executed by Seller.
     (f) Lease Amendment. Purchaser shall have received the Office Lease Amendment, duly executed by Sefton, L.L.C. and the Company.
     (g) Director and Officer Resignations. Purchaser shall have received the resignations of Seller as to all offices and directorships he holds with the Company and of Sally Sefton as to all offices she holds with the Company, each effective at the Effective Time.
     (h) No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred.
     (i) Supplemental Stock Purchase Agreement. Seller shall have entered into a Stock Purchase Agreement with Craig Cantrell, Greg Swaggerty, Kent Rinehart, David Bynum and Greg Lary (the “Option Holders”) pursuant to which the Option Holders shall have exercised their options to purchase Class B Common Stock and shall have sold the Class B Common Stock obtained thereby to Seller on substantially the terms set forth in the form of Stock Purchase Agreement attached hereto as Exhibit A (the “Supplemental Stock Purchase Agreement”), and all options, warrants and other commitments by the Company to issue shares of its capital stock shall have been accelerated and exercised.
     (j) Non-Compete Agreements. Each Option Holder shall have signed a non-compete agreement in Purchaser’s standard form.
          7.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:
     (a) Required Governmental Authority Approvals. The parties shall have received all material authorizations, consents, and approvals of Governmental Authorities.
     (b) Escrow Agreement. Seller shall have received the Escrow Agreement, duly executed by Purchaser and Escrow Agent.
     (c) Joint Issues Agreement. Seller shall have received the Joint Issues Agreement, duly executed by Purchaser and the Affiliates of Purchaser that are party thereto.
     (d) Resolutions. Seller shall have received a copy of the resolutions of the Board of Directors of Purchaser, certified by Purchaser’s Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Purchaser, and the consummation of the transactions contemplated hereby.

     (e) Sefton Employment Letter. Seller shall have received the Sefton Employment Letter, duly executed by the Company or one of its Affiliates.
ARTICLE 8.
INDEMNIFICATION
          8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement will survive the Closing and will expire 18 months after the Closing Date, except that (a) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 5.1, 5.2 and 5.3 will survive indefinitely, (b) the representations and warranties contained in Section 4.14 will expire three months following expiration of the applicable statute of limitations, and (c) the representations and warranties contained in Section 4.9 will expire six years after the Closing Date. The covenants of the parties contained in this Agreement will survive the Closing and expire on the earlier of (i) the date on which they are fully discharged, or (ii) the sixth anniversary of the Closing Date; provided, however, that notwithstanding the foregoing each party’s covenant to indemnify the other party in accordance with this Article 8 and the Joint Issues Agreement shall survive indefinitely (except as otherwise provided herein or therein).
          8.2 Indemnification Provisions for Benefit of Purchaser. In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any representations, warranties, covenants or agreements of Seller contained in this Agreement, and provided Purchaser issues a Claim Notice (as defined in Section 8.4(a)) within the applicable survival period, then, subject to the terms hereof, Seller agrees to indemnify Purchaser and its Affiliates (including the Company) and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Purchaser Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages and assessments (collectively, “Losses”) through and after the date of the claim for indemnification that are imposed on or incurred by the Purchaser Indemnified Parties that result from, arise out of, relate to, or are caused by the breach (or the alleged breach). In addition, Seller agrees to indemnify the Purchaser Indemnified Parties from and against any Losses through and after the date of the claim for indemnification that are imposed on or incurred by the Purchaser Indemnified Parties that result from, arise out of, relate to, or are caused by (x) the Supplemental Stock Purchase Agreement and the transactions contemplated thereby (including any allegation that an Option Holder did not receive adequate consideration for his shares from Seller), (y) the sale by Pearpoint Inc. (and any affiliated entities) of their image processing business in September 2001, or (z) the potential patent infringement referenced in item #1 on Section 4.9(b) of the Disclosure Schedule.
          8.3 Indemnification Provisions for Benefit of Seller. In the event Purchaser breaches (or in the event any third party alleges facts that, if true, would mean Purchaser has breached) any representations, warranties, covenants or agreements of Purchaser contained in this Agreement, and provided Seller issues a Claim Notice within the applicable survival period, then Purchaser agrees to indemnify Seller from and against any Losses through and after the date of the claim for indemnification that are imposed on or incurred by Seller that result from, arise out of, relate to, or are caused by the breach (or the alleged breach).

          8.4 Indemnification Procedures.
     (a) If a party (the “Indemnified Party”) shall become aware of any Claim in respect of which the other party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. Each Claim Notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim. No delay in the issuance of a Claim Notice shall relieve either party from any obligation under this Article 8, unless and solely to the extent the Indemnifying Party is thereby prejudiced. In addition, Purchaser shall notify Seller in writing as soon as reasonably practicable upon becoming aware of any Third Party Recovery Right.
     (b) With respect to any Direct Claim, following receipt of a Claim Notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 30-day period (or any mutually agreed extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the Indemnifying Party does not agree to the validity and amount of the Claim, then the Indemnified Party may pursue any remedies available to it.
     (c) In relation to Third Party IP Claims and Third Party IP Recovery Rights:
     (i) Seller and Purchaser shall in good faith cooperate with each other in relation to the Third Party IP Claim or Third Party IP Recovery Right with a view to any possible mitigating defense or other commercially acceptable action to minimize the risk of litigation. For the avoidance of doubt, Purchaser shall be entitled (from time to time) to seek counsel’s opinion on any matter that is the subject of the Third Party IP Claim or Third Party IP Recovery Right, and Seller shall procure that Purchaser has sufficient information to prepare full, detailed and accurate instructions to counsel to advance within the time period required by Purchaser (acting reasonably).
     (ii) Seller shall not be entitled to require the Company or Purchaser to initiate proceedings or himself initiate proceedings before any court, tribunal or other competent body under any powers of delegation conferred by this Section 8.4(c).

     (iii) Subject to Seller indemnifying and securing (and keeping indemnified and secured including but without limitation by recourse to the Escrow Amount), Purchaser and the Company to the reasonable satisfaction of Purchaser, Purchaser shall take and procure that the Company takes in relation to any Third Party IP Claim or Third Party IP Recovery Right such action as Seller may reasonably require in relation thereto (A) to avoid, resist, mitigate, compromise, defend or appeal against any Third Party IP Claim; or (B) to enforce any Third Party IP Recovery Right. Purchaser shall not (and shall procure that the Company shall not) accept or compromise any Third Party IP Claim or Third Party IP Recovery Right without the prior agreement of Seller, which he shall not unreasonably withhold, delay or grant only subject to unreasonable conditions.
     (iv) On the written request of Seller, the conduct of any legal proceeding arising out of any Third Party IP Claim (“Proceedings”) shall be delegated to Seller and for this purpose Purchaser shall and shall procure that the Company shall give all such assistance as Seller may reasonably require and shall appoint such lawyers and professional advisors as Seller (acting reasonably) may nominate to act on behalf of Purchaser or the Company in accordance with Seller’s instructions.
     (v) The rights given to Seller under Section 8.4(c)(iii) and Section 8.4(c)(iv) are conditional upon the following:
     (A) Unless an Opinion has been obtained, Purchaser shall not be bound by Sections 8.4(c)(iii) and/or 8.4(c)(iv) (as the case may be) above to the extent that it is of the reasonable opinion (on the basis of facts and matters explained to Seller) that the probable consequences of any such requirements or actions would adversely affect the conduct of the business of Purchaser, the Company or any of their Affiliates to a material extent PROVIDED ALWAYS that Purchaser shall not be obliged to take any form of action involving a customer of or a licensor to the Company, Purchaser or any Affiliate.
     (B) Seller must keep Purchaser fully and promptly informed of (1) all communications and interactions concerning the Third Party IP Claim or the Third Party IP Recovery Right and/or (2) the Proceedings (as the case may be), shall provide Purchaser with copies of all material correspondence and documentation relating to the Third Party IP Claim and/or Third Party IP Recovery Right, shall consult Purchaser on any matter which is likely to be material in relation to any of them, shall take account of all reasonable requirements of Purchaser in relation to any of them, and shall comply fully with the standard policies and procedures from time to time applying to Purchaser and its

Affiliates to the extent that they are not otherwise inconsistent with the provisions of this Section 8.4.
     (C) Seller must not make any settlement or compromise of the Third Party IP Claim or Third Party IP Recovery Right, whether the subject of Proceedings or not, or agree to any matter in the conduct thereof which may affect the amount of the liability in connection with such Third Party IP Claim or the amount of the Third Party IP Recovery Right without the prior written approval of Purchaser, such approval not to be unreasonably withheld.
     (D) In the event of Purchaser acting unreasonably in refusing such settlement or compromise, Seller shall have no liability in respect of any Claim arising therefrom in excess of the figure at which they could have settled or compromised the Third Party IP Claim or Third Party Recovery Right, and Purchaser shall be liable for any costs incurred since the proposed date of settlement or compromise.
     (d) Without prejudice to the foregoing, Seller shall cease to be entitled to exercise any of the rights under Sections 8.4(c)(iii) and/or 8.4(c)(iv) and to have the conduct of the Proceedings in circumstances where:
     (i) aggregate professional costs (including legal and accounting fees and the fees of patent agents and other experts) reach $750,000; or
     (ii) Seller ceases to be employed or contracted under a contract for services to the Company or any Affiliate of the Company or Purchaser (which the parties will negotiate in good faith) by reason of termination for misconduct or otherwise for cause by the Company or such Affiliate, or by reason of his voluntary resignation or voluntary termination; provided, however, that this Section 8.4(d)(ii) shall not be applicable with respect to the potential patent infringement referenced in item #1 on Section 4.9(b) of the Disclosure Schedule and, subject to the other provisions contained in this Article 8 (including Section 8.4(d)(i)), Seller shall continue to be entitled to exercise the rights described in Sections 8.4(c)(iii) and 8.4(c)(iv) and to have the conduct of the Proceedings arising out of the potential patent infringement referenced in item #1 of Section 4.9(b) of the Disclosure Schedule even if he is no longer employed or contracted under a contract for services to the Company or any Affiliate of the Company or Purchaser.
     (e) Without limiting the generality of the foregoing and subject to Section 8.4(c):
     (i) Purchaser shall in relation to a Third Party Claim consult with Seller with respect to any possible mitigating action or defense to the Third Party Claim or any possible Third Party Recovery Right in relation to the Third Party Claim, and shall in relation to any Third Party Recovery Right consult with Seller with respect to exercising or otherwise securing the benefit of such Third Party Recovery Right, and shall in each case take fully into account the reasonable representations of Seller in relation to the appropriate action to take provided that:
     (A) such representations are provided without unreasonable delay and in any event sufficiently ahead of any relevant time limits notified to Seller as to enable the requested action still to be capable of being taken; and
     (B) such representations do not involve action which would have a material adverse effect on the business of Purchaser or any of its Affiliates (including the Company).
     (ii) Purchaser has the right to require Seller to indemnify and secure Purchaser and the Company to the reasonable satisfaction of Purchaser in relation to any action taken by them as a result of the representations of Seller. The conduct of the Third Party Claim or a claim or potential claim relating to the Third Party Recovery Right (any such Third Party Claim or a claim or potential claim relating to the Third Party Recovery Right being referred to as a “Potential Claim”) shall, however, be controlled by Purchaser.
     (iii) Purchaser shall be obliged to comply with the representations of Seller where provisos (A) and (B) of Section 8.4(e)(i) above are satisfied or, in the case where proviso (B) is not satisfied, an Opinion has been obtained, including to the effect that the action requested by Seller is appropriate PROVIDED ALWAYS that Purchaser shall not be obliged to take any form of action involving a customer of or a licensor to the Company, Purchaser or any of their Affiliates.
     (iv) Purchaser shall ensure that Seller is kept promptly and properly informed of any actual or proposed developments in the Potential Claim which are or may reasonably be considered to be material, including providing Seller with copies of all material correspondence and documentation relating to the Potential Claim, and Seller shall provide to Purchaser such assistance as Purchaser reasonably requests in relation to the conduct of such Potential Claim.
     (f) If any sum is recovered by Purchaser or the Company from a third party under a Third Party Recovery Right, any Claim in respect of any Loss to which that sum relates shall be reduced (without prejudice to any other limitations on liability of Seller referred to in Article 4 of the Joint Issues Agreement) by the amount of the sum recovered from the third party after deducting from it all reasonable costs, charges and expenses incurred and not recovered by Purchaser, the Company or any of their Affiliates in recovering that sum from the third party.

     (g) If Seller has paid an amount in respect of a Claim which exceeds the amount of that Claim (as reduced by Section 8.4(f) above), Purchaser shall repay to Seller the amount of the excess.
          8.5 Determination of Losses. The parties shall take into account the time cost of money (using the Applicable Rate as the discount or interest rate) in determining Losses for purposes of this Article 8. In addition, the amount of Losses incurred by any Indemnified Party hereunder will be determined net of any amounts received by such Indemnified Party under applicable insurance policies with respect to such Losses (provided that any increases in insurance premiums shall be offset against such insurance proceeds for purposes of determining amounts received).
          8.6 Limitations in Joint Issues Agreement to Apply. Notwithstanding any provisions herein to the contrary, Losses payable pursuant to this Article 8 shall be subject to the limitations set forth in Article 4 of the Joint Issues Agreement.
          8.7 Conversion and Aggregation of Indemnification Claims. Losses subject to indemnification under this Agreement shall be converted from US Dollars into GBPs at the then current exchange rate (as determined by reference to the spot rate for the purchase of US Dollars for GBPs as certified by HSBC Bank Plc as prevailing in London at or about 11:00 a.m. UK time on the date of determination) and will be aggregated with amounts (in GBP) of indemnification claims under the UK SPA for purposes of determining the applicability of the limitations contained in Article 4 of the Joint Issues Agreement.
          8.8 Exclusive Remedy. Purchaser and Seller acknowledge and agree that the foregoing indemnification provisions set forth in this Article 8 shall be the exclusive remedy of the parties (and the Purchaser Indemnified Parties) with respect to the transactions contemplated by this Agreement (other than specific performance of this Agreement, which shall be available as a remedy as set forth herein). Each party to this Agreement waives all statutory, common Law and other claims with respect to this Agreement, other than claims for indemnification with respect to this Agreement pursuant to (and in accordance with the terms of) this Article 8 and the Joint Issues Agreement and other than claims for specific performance or injunctive relief. Notwithstanding anything herein to the contrary, in the absence of fraud, in no event shall Seller or Purchaser be liable for any special or punitive damages, consequential damages or damages measured on the basis of a multiple of earnings or similar financial measure, and Purchaser shall not be entitled to recover or seek any remedy under this Agreement to the extent that Purchaser was fully compensated by the inclusion of the Losses as a liability in the calculation of Net Asset Value (and thus the Adjustment Amount).
ARTICLE 9.
MISCELLANEOUS
          9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to Seller:	Alan K. Sefton
2080 Wilkerson Road
Knoxville, Tennessee 37922
Telecopy No.: (865) 671-4308

	with a copy to:	Bass, Berry & Sims PLC
900 South Gay Street
Suite 1700
Knoxville, Tennessee 37902
Attention: G. Mark Mamantov
Telecopy No.: (865) 521-6234

(b)	if to Purchaser:	Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
Attention: John A. Gruber
Telecopy No.: (630) 954-2041

	with a copy to:	Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
Attention: Jennifer Sherman,
General Counsel
Telecopy No.: (630) 954-2138

	and:	Thompson Coburn LLP
One US Bank Plaza
Suite 3500
St. Louis, Missouri 63101
Attention: Robert M. LaRose
Telecopy No.: (314) 552-7068
          9.2 Certain Definitions; Interpretation.
     (a) For purposes of this Agreement, the following terms shall have the following meanings:

     (i) “Action” means any written claim, action or suit by or before any Governmental Authority.
     (ii) “Adjustment Amount” means the amount by which the Net Asset Value is greater or less than the Base NAV, such amount to be determined as provided in Section 2.3.
     (iii) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
     (iv) “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
     (v) “Applicable Rate” means the prime rate of interest in effect as of the date of determination as stated in the “Money Rates” section of The Wall Street Journal.
     (vi) “Base NAV” means an amount equal to the total assets of the Company less the total liabilities of the Company all as shown in the balance sheet as of May 31, 2007 included in the Interim Financial Statements but (i) disregarding all cash shown as an asset of the Company and (ii) adding back as an asset an amount equal to all interest-bearing indebtedness of the Company shown therein as a liability.
     (vii) “Business Day” means a day that banks in Knoxville, Tennessee are generally open for business.
     (viii) “Claims” means all disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including any unknown, unsuspected or undisclosed claims.
     (ix) “Closing Accounts” means the financial statements of the Company (including a balance sheet as of the Closing Date and an income statement from December 31, 2006 through the Closing Date), and the statement of Net Asset Value.
     (x) “Confidentiality Agreement” means the Unilateral Non-Disclosure Agreement dated December 18, 2006 between Purchaser and the Company.
     (xi) “Code” means the Internal Revenue Code of 1986, as amended.
     (xii) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
     (xiii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     (xiv) “Escrow Agent” means Associated Bank, N.A., a Wisconsin corporation.
     (xv) “Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit B.
     (xvi) “Escrow Amount” means £428,400.
     (xvii) “GAAP” means accounting principles generally accepted in the United States of America.
     (xviii) “GBP” means British Pounds Sterling.
     (xix) “Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative agency or any court.
     (xx) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     (xxi) “Indebtedness for Borrowed Money” means, as to any Person, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person, including reimbursement or payment obligations respecting banker’s acceptances, letters of credit, surety bonds or similar instruments, and leases required to be accounted for as capital leases by GAAP, or (ii) evidenced by bonds, debentures, notes or similar instruments, (b) any liability secured by any Encumbrance upon any property of that Person, or upon any revenues, income or profits of that Person therefrom, or (c) any liability of the type described in the preceding clause (a) or (b) in respect of which that Person has acquired assumed or incurred a liability by means of a guarantee or similar arrangement.
     (xxii) “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, domain names, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
     (xxiii) “IP Claim” means a claim which would be capable of being made against Seller in respect of a breach of Section 4.9 or a Claim arising out of the potential patent infringement referenced in item #1 on Section 4.9(b) of the Disclosure Schedule.
     (xxiv) “Joint Issues Agreement” means the Joint Issues Agreement dated as of the date hereof by and among Purchaser, Federal Signal of Europe BV y CIA, SC, FS PIPS UK Limited and Seller in the form attached hereto as Exhibit C.
     (xxv) “knowledge” means, (A) with respect to Seller, the actual knowledge of Seller or the knowledge that Seller would have after reasonable inquiry of the individual officers, employees or representatives of the Company who are responsible for or otherwise have knowledge of the subject matter of the inquiry, and (B) with respect to Purchaser, the actual knowledge of John Gruber, Paul Henry, Brian Boettger, Mark Cassens, Michael Wons, and Guy Wernet or the knowledge those individuals would have after reasonable inquiry of the individual officers, employees or representatives of Purchaser who are responsible for or otherwise have knowledge of the subject matter of the inquiry.
     (xxvi) “Law” means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Governmental Authority.
     (xxvii) “Most Recent Balance Sheet” means the balance sheet contained in the Interim Financial Statements.
     (xxviii) “Net Asset Value” means, as of the Closing Date, the amount (determined in US dollars) of the excess of the total assets of the Company less the total liabilities of the Company.

     (xxix) “Office Lease Amendment” means the First Amendment to Office Lease in the form attached hereto as Exhibit D, which shall amend the Office Lease dated as of January 2, 2007 between Sefton, L.L.C. and the Company.
     (xxx) “Opinion” shall mean the opinion of counsel jointly selected by Purchaser and Seller to the effect that (a) in respect of a Third Party Claim, such claim could on the balance of probabilities be successfully defended by Purchaser, the Company or its Affiliate(s), and that the action requested by Seller is appropriate, or (b) where Seller is requesting Purchaser to pursue a Third Party Recovery Right, that the Third Party Recovery Right could, on the balance of probabilities, be successfully pursued.
     (xxxi) “Permit” means any permit, franchise, authorization, or other license or approval issued or granted by any Governmental Authority.
     (xxxii) “Person” means an individual, corporation, partnership, limited liability company, joint stock company, association, trust, unincorporated organization, entity or Governmental Authority (or any department, agency, or political subdivision thereof).
     (xxxiii) “Prohibited Area” means any country or state or other territorial area in which the Restricted Products and/or Restricted Services were supplied by the Company during the period of 2 years prior to Closing.
     (xxxiv) “Purchaser Ancillary Agreements” means the Escrow Agreement, the Joint Issues Agreement and the Sefton Employment Letter.
     (xxxv) “Purchaser Material Adverse Effect” means any material adverse change in or material adverse effect on the business, results of operations or financial condition of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement and any ancillary agreements or on the ability of Purchaser to consummate the purchase of the Shares and the other transactions contemplated hereby.
     (xxxvi) “Restricted Products” means (a) all products which are manufactured, produced, distributed or sold by the Company as of the Closing Date (including without limitation automated license plate recognition systems); (b) the following products not manufactured, produced, distributed or sold by the Company as of the Closing Date (but which Seller acknowledges that Purchaser may wish the Company to manufacture, produce and/or sell during the term of the covenant set forth in Section 6.5): red light traffic cameras, general surveillance cameras, facial recognition processing products, speed detection enforcement cameras and police vehicle mounted cameras and all related software; and (c) any other products which are of a type similar to or competing with any of the products referred to in (a) and/or (b) above.
     (xxxvii) “Restricted Services” means all services which are supplied by the Company as of the Closing Date relating to the supply of automated license plate recognition systems; (b) the following services not provided by the Company as of the Closing Date (but which Seller acknowledges that Purchaser may wish the Company to manufacture, produce and/or sell during the term of the covenant set forth in Section 6.5): services relating to red light traffic cameras, general surveillance cameras, facial recognition processing products, speed detection enforcement cameras, police vehicle mounted cameras and remote construction speed enforcement back office procedures and all related software services; and (c) any other services which are of a type similar to or competing with any of the services referred to in (a) and/or (b) above.
     (xxxviii) “Securities Act” means the Securities Act of 1933, as amended.
     (xxxix) “Sefton Employment Letter” means the letter in the form attached hereto as Exhibit E.
     (xl) “Seller Ancillary Agreements” means the Escrow Agreement, the Joint Issues Agreement and the Sefton Employment Letter.
     (xli) “Seller Material Adverse Effect” means any material adverse change in or material adverse effect on the business, results of operations or financial condition of the Company.
     (xlii) “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
     (xliii) “Taxes” shall mean any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll franchise or similar taxes, imposed by any Taxing Authority, together with any interest, penalties or additions to Tax and additional amounts imposed with respect thereto.

     (xliv) “Taxing Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Taxes.
     (xlv) “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.
     (xlvi) “Third Party IP Claim” means any claim by a third party against the Company and/or Purchaser that may give rise to an IP Claim.
     (xlvii) “Third Party IP Recovery Right” means any right to which Purchaser or the Company is or becomes entitled (whether by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party any sum in respect of any Loss which is or may be the subject of an IP Claim.
     (xlviii) “Third Party Recovery Right” means any right to which Purchaser or the Company becomes entitled (whether by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party any sum in respect of any Loss which is or may be the subject to a Claim.
     (b) When a reference is made in this Agreement to Articles, Sections, or Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” All references to “£” or “pounds sterling” in this Agreement shall be to the lawful currency of the United Kingdom. All references to “$” or “dollars” in this Agreement shall be to the lawful currency of the United States of America.
          9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
          9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including all exhibits and schedules attached hereto, the Joint Issues Agreement and the other agreements referenced herein, constitute the entire agreement and supersede any and all other prior agreements and undertakings (including the Confidentiality Agreement), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof and does not, and is not intended to, confer upon any Person other than the parties hereto and those Persons identified in Section 6.9 and 6.10 any rights or remedies hereunder.
          9.5 Amendment; Waiver. This Agreement may be amended only in a writing signed by both parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
          9.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assigned by either party hereto by operation of law or otherwise without the express written consent of the other party.
          9.7 Disclosure Schedule. The disclosure schedule attached hereto (the “Disclosure Schedule”) shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.
          9.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with, the laws of the State of Illinois (except to the extent that the laws of Tennessee mandatorily apply to the sale of stock in a Tennessee corporation) without regard to the conflicts of laws provisions thereof. Each of the parties hereby irrevocably and unconditionally agrees not to commence any litigation relating hereto except in the federal courts of the United States of America or the state courts of a state of the United States of America. Each of the parties further agrees that any service of process, summons, notice or document by U.S. registered mail to his or its respective address set forth in Section 9.1 shall be effective service of process for any litigation brought against him or it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any right he or it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the transactions contemplated hereby or any of the other transactions contemplated hereby.
          9.9 Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.
          9.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.
          9.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FEDERAL SIGNAL CORPORATION

By:

Name:

Title:

Alan K. Sefton